Exhibit 99.1

Mister Car Wash Announces Appointment of Veronica Rogers and Ronald Kirk to Board of Directors

TUCSON, Ariz., October 6, 2021 — Mister Car Wash, Inc. (the “Company” or “Mister”; NYSE: MCW) today announced the appointment of Veronica Rogers and Ronald Kirk to the Mister Car Wash Board of Directors, effective October 1, 2021. Ms. Rogers will serve as a member of the compensation committee, and Mr. Kirk will serve as a member of the nomination and corporate governance committee. With the addition of Ms. Rogers and Mr. Kirk, the Board is now composed of 10 directors.

“We are pleased to be adding both Veronica and Ron to our Board,” said John Lai, chairperson and CEO of Mister Car Wash. “Each brings a depth of expertise and perspective on high growth businesses that will greatly benefit our organization. We’ve added five new members in the last couple of months, and we are excited by the collective expertise they will bring as we continue to grow our business.”

Veronica has served as Senior Vice President, Head of Global Sales and Business Operations of Sony Interactive Entertainment LLC since January 2020 where she leads go-to-market strategy globally both physically and digitally, including PlayStation Store and subscription services with more than 45 million subscribers. From 2006 to 2020, she served in various managerial roles in sales, marketing and business development at Microsoft Corporation, most recently as Vice President, Device Partner, Sales.

Ron has been Senior Of Counsel at the law firm of Gibson, Dunn & Crutcher LLP since March 2013 and co-chairs the International Trade Practice Group. From 2009 until 2013, he served as the U.S. Trade Representative under President Obama, where he focused on the development and enforcement of U.S. intellectual property law. Ron currently serves on the board of Texas Instruments Incorporated and of Macquarie Infrastructure Corporation.

About Mister Car Wash® | Inspiring People to Shine®

Headquartered in Tucson, Arizona, Mister Car Wash, Inc. (NYSE: MCW) operates over 350 car washes nationwide and has the largest car wash subscription program in North America. With over 25 years of car wash experience, the Mister team is focused on operational excellence and delivering a memorable customer experience through elevated hospitality. The Mister brand is anchored in quality, friendliness and a commitment to the communities we serve as good stewards of the environment and the resources we use. We believe that when you take care of your people, they take care of your customers. To learn more visit: https://mistercarwash.com

Media contact:

Megan Everett

media@mistercarwash.com